Exhibit 10.8

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into as of November 12, 2025 (the “Effective Date”) by and between Joseph La Rosa (the “Executive”) and La Rosa Holdings Corp., a Nevada corporation (the “Company”).

WHEREAS, the Company desires to continue the employment of the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to continue to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows.

1. Term. Subject to Section 5 of this Agreement, the Executive’s initial term of employment hereunder shall be from the Effective Date through December 31, 2027 (the “Initial Term”). Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term at least 45 days prior to the end of the Initial Term or one-year extension thereof. The period during which the Executive is employed by the Company hereunder is referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer and the Chairman of the Company, reporting to the Company’s Board of Directors (the “Board”). In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

3. Place of Performance. The principal place of the Executive’s employment shall be the Company’s principal executive office currently located in Celebration, Florida; provided, however, that the Executive may be required to travel on Company business during the Employment Term.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $500,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may increase but not decrease the Executive’s base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2 Bonus. The Executive may be eligible to receive a bonus with respect to a calendar year based on terms approved by the Compensation Committee of the Board (the “Compensation Committee”) and in an amount determined by the Compensation Committee in its sole and exclusive discretion and consistent with the uses of cash agreed to by the Company. The Executive must be employed on the date of payment of any such bonus.

4.3 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company. This includes a corporate car and cellular telephone, each as made available to other employees.

4.4 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”) on a basis that is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.5 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to 40 days of paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

4.6 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures, as approved by the Board and as amended and in effect from time to time. Should expenses exceed $5,000 for any month or $60,000 for any calendar year, the Executive shall promptly inform the Board, and the Executive and the Board may thereafter agree to limitations on the reimbursement of further expenses beyond the foregoing thresholds for the remainder of the month and/or calendar year, as applicable.

4.7 Indemnification. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted under applicable law and the Company’s Articles of Incorporation and Bylaws, each as in effect from time to time, for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company.

4.8 Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Board providing for clawback or recovery of amounts that were paid to the Executive. The Compensation Committee will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

5. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason upon at least 45 days advance written notice (“Advance Notice”). In the event the Executive terminates the Employment Term and the Executive’s employment hereunder, the Company may, in its discretion, instruct the Executive not to perform work during any or all of the Advance Notice period. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Termination by the Company For Cause. In the event the Company terminates the Executive’s employment for Cause, the Executive shall be entitled to accrued and unpaid Base Salary through the date of termination and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.2 Non-Renewal by the Executive or Termination by the Executive Without Good Reason. In the event the Executive’s employment is terminated upon the Executive’s failure to renew the Agreement in accordance with Section 1 or by the Executive without Good Reason, the Executive shall be entitled to receive:

(a) provided that Advance Notice is provided and if the Executive executes and does not rescind the Release referred to in Section 5.3, a sum equal to 60 days’ of Base Salary, paid in a lump sum no later than one week after the end of the Release Execution and Recission Period;

(b) accrued and unpaid Base Salary through the date of termination plus an additional any accrued but unused paid time off, which shall be paid no later than one week after termination;

(c) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy and the limits of Section 4.6 above; and

(d) such equity compensation and employee benefits, if any, to which the Executive may be entitled under the Company’s equity compensation and employee benefit plans as of the date of the Executive’s termination; provided that in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.2(b) through 5.2(d) are referred to herein collectively as the “Accrued Amounts.”

5.3 Non-Renewal by the Company, Termination by the Company Without Cause or Termination by the Executive for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company’s failure to renew the Agreement in accordance with Section 1. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Section 6 of this Agreement and his execution of a Release that is not thereafter rescinded and no later than one week after of the end of the Release Execution and Recission Period: (i) the amount set forth in Section 5.2(a); and (ii) if the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) pay, or reimburse the Executive for, 100% of the cost of medical, dental, and vision coverage for himself and his dependents. The Company shall continue to pay 100% of the cost of such coverage until the earliest of: (A) the 18-month anniversary of the date of the Executive’s termination; (B) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (C) the date on which the Executive receives substantially similar coverage from another employer or other source, in which case the Executive shall notify the Company of such substantially similar coverage within 10 days.

For purposes of this Agreement, “Release” shall mean a release of claims in favor of the Company, its affiliates, and their respective officers and directors in a form provided by the Company and the “Release Execution and Recession Period” shall be the 21 days following termination (45 days in the event that the Executive was terminated in connection with a program subject to the Older Workers Benefit Protection Act) plus a recission period of an additional 7 days.

5.4 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

5.5 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.4(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 15. The Notice of Termination shall specify:

(a) the termination provision of this Agreement relied upon;

(b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) the applicable date of termination, which shall be no less than 45 days following the date on which the Notice of Termination is delivered.

5.6 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Cause” shall mean:

(i) the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(ii) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(iii) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(iv) the occurrence of an event of default or material breach under the Company’s material agreements, including any secured debt agreements, or the terms of its preferred stock, which remains uncured for a period of 10 days; or

(v) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

For purposes of this provision, none of the Executive’s acts or failures to act shall be considered “willful” unless the Executive acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company. The Executive’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal that, by its nature, cannot reasonably be expected to be cured including, without limitation, any of the Cause reasons set forth in Section 5.6(a)(i) and (iii), the Executive shall have 10 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

(b) “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan or in the absence of such a plan, the Executive is unable to perform the essential functions of his job with reasonable accommodations for 90 days within a 180 day period as a result of incapacity due to mental or physical illness. The existence of the Executive’s Disability shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

(c) “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:

(i) any material breach by the Company of any material provision of this Agreement; or

(ii) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

To terminate his employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company must have at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 30 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

6. Confidential Information and Inventions. The Executive shall abide by the Company’s Confidential Information and Invention Assignment Agreement dated April 12, 2022 executed by the Executive (the “CIA Agreement”).

7. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Nevada without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in Osceola County, State of Florida. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

8. Entire Agreement. Unless specifically provided herein, this Agreement, together with the CIA Agreement, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter including, without limitation, that certain Employment Agreement between the Executive and the Company entered into as of April 29, 2022, as amended and in effect immediately prior to the Effective Date.

9. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the chairperson of the Compensation Committee. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

10. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

11. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13. Section 409A.

13.1 General Compliance. This Agreement is intended to comply with Internal Revenue Code Section 409A and guidance issued thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

13.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

13.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

14. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

15. Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

1420 Celebration Blvd., 2nd Floor

Celebration, Florida 34747

If to the Executive:

[*]

16. Representations of the Executive. The Executive represents and warrants to the Company that his continued employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound, including without limitation any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

17. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local income and employment taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

18. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LA ROSA HOLDINGS CORP.

By:	/s/ Deana La Rosa
Name:	Deana La Rosa
Title:	Chief Operating Officer

EXECUTIVE

Signature:	/s/ Joseph La Rosa
Print Name:	Joseph La Rosa